EXHIBIT 5.1





                               September 16, 2002


Pharmacy Buying Association, Inc.
1575 N. Universal Avenue, Suite 100
Kansas City, MO  64120

         Re:      Pharmacy Buying Association, Inc. Common Stock

Ladies and Gentlemen:

        We have acted as counsel for Pharmacy Buying Association, Inc., a Missouri corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the registration of 5,000 shares of common stock of the Company (the "Shares") to be sold by the Company.

        This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

        In the course of such representation, we have examined such corporate records and other documents we deemed relevant and appropriate. Based on the foregoing, we are of the opinion that, when sold, the Shares will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K.

                                                     Very truly yours,

                                                     /s/ Kutak Rock LLP